Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Fourth Quarter and Full Year 2017 Results
Pollo Tropical Comparable Restaurant Sales Increased in December, January and Month to Date February
Company Initiates Share Repurchase Program

DALLAS, Texas - (Business Wire) - February 26, 2018 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported results for the 13-week fourth quarter and 52-week full year 2017, which ended on December 31, 2017. The Company also announced that its board of directors has approved a share repurchase program for up to 1.5 million shares of the Company’s common stock.

Fiesta President and Chief Executive Officer Richard Stockinger said, “The improvement in Pollo Tropical’s sales trajectory demonstrates that key elements of our Strategic Renewal Plan are building business momentum as we enter 2018. This is especially true in our core Miami-Dade and Broward county areas where we initially focused our revitalization efforts. Pollo Tropical recorded its best quarterly comparable restaurant sales performance over the past seven quarters in the fourth quarter of 2017 while, more importantly, the brand’s comparable restaurant sales rose 2.4% in December. In January, comparable restaurant sales increased 0.6% despite the approximately 0.7% negative impact related to a fiscal calendar shift of New Year’s Day. Pollo Tropical’s January comparable restaurant sales in Florida were 0.2% lower than TDnK’s Black Box Intelligence’s fast-casual Florida benchmark, while January comparable restaurant sales in Miami-Dade and Broward county areas exceeded TDnK’s Black Box Intelligence’s fast-casual Miami-Dade and Broward county benchmarks by 0.7% and 1.4%, respectively. This momentum has continued into the first three weeks in February, with Pollo Tropical comparable restaurant sales growth of 1.2%.”

Mr. Stockinger added, “Since the Taco Cabana brand re-launch will start later than that of Pollo Tropical, sales trends at Taco Cabana have remained challenged but are improving as our team works in earnest to implement operational, culinary and facility initiatives to revitalize the brand. We are focused on attracting loyal guests as well as increasing the profitability of each transaction by offering high quality menu and promotional items at reasonable prices, while eliminating deep discounting, thereby increasing our average check. Our efforts to evolve our guest base have initially resulted in transaction declines but we anticipate a gradual improvement in trends as we build guest loyalty and frequency. With the focus and leadership of a new brand President, Taco Cabana is on track for a full re-launch by mid-2018. Taco Cabana’s January comparable restaurant sales declined by 3.4%, including the approximately 0.6% negative impact related to the fiscal calendar shift of New Year’s Day and the approximately 1.6% negative impact related to reduced overnight operating hours. Taco Cabana's January comparable restaurant sales were 1.1% lower than TDnK’s Black Box Intelligence’s fast-casual Texas benchmark. Additionally, comparable restaurant sales declined 2.0% in the first three weeks in February. Improving guest metrics continue to provide us confidence of anticipated future performance improvement, similar to what we are experiencing at Pollo Tropical.”

Mr. Stockinger concluded, “We believe that as our sales improve at both brands, our deliberate focus on improving margins, while staying committed to delivering exceptional and consistent hospitality and craveable food at a great value will further bolster profitability during the year. We still have much work to do, but are optimistic that the Strategic Renewal Plan is reinvigorating our brands and will create strong value for our shareholders.”

Fourth Quarter 2017 Financial Summary

Select Fourth quarter 2017 results:

•	Total revenues decreased 5.3% from the prior year period to $162.2 million;

•	Comparable restaurant sales at Pollo Tropical decreased 0.1%, primarily driven by a decrease in comparable restaurant transactions of 2.7%;

•	Comparable restaurant sales at Taco Cabana decreased 7.4%, primarily driven by a decrease in comparable restaurant transactions of 12.2%;

•	Net loss of $10.8 million or $0.40 per diluted share, compared to the prior year period net income of $2.4 million, or $0.09 per diluted share.

•
Adjusted net loss of $(0.1) million, or $0.00 per diluted share, compared to the prior year period adjusted net income of $7.4 million, or $0.28 per diluted share (see non-GAAP reconciliation table below); and

•	Consolidated Adjusted EBITDA of $8.9 million compared to the prior year period Consolidated Adjusted EBITDA of $22.2 million (see non-GAAP reconciliation table below); and

•	Refinanced Company debt and entered into a new senior secured credit facility that provides up to $150 million of revolving credit borrowings.

Debt Refinancing, Initial Share Repurchase Plan and Capital Allocation

During the fourth quarter of 2017, as previously disclosed, Fiesta refinanced its debt, entering into a new senior secured credit facility with a syndicate of lenders that matures in November 2022 and provides up to $150 million of revolving credit borrowings.

The Company also announced that its board of directors has approved a share repurchase program for up to 1.5 million shares of the Company's common stock.

Under the share repurchase program, shares may be repurchased from time to time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with federal securities laws, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The number of shares repurchased and the timing of repurchases will depend on a number of factors, including, but not limited to, stock price, trading volume, general market and economic conditions, and other corporate considerations. The share repurchase program has no time limit and may be modified, suspended, superseded or terminated at any time by the board of directors.

In 2018, anticipated capital expenditures include opening nine new Company-owned Pollo Tropical restaurants in Florida and seven new Company-owned Taco Cabana restaurants in Texas. Up to five of the new Taco Cabana restaurants may come from converting closed Pollo Tropical restaurants. Total capital expenditures in 2018 are expected to be $60.0 million to $70.0 million, including $26.0 million to $29.0 million for the development of new restaurants.

Fourth Quarter 2017 Brand Sales Results

Pollo Tropical restaurant sales decreased 5.1% to $90.8 million in the fourth quarter of 2017 compared to the prior year period due primarily to a comparable restaurant sales decrease of 0.1% and 31 fewer Company-owned restaurants in operation compared to the prior year period as a result of restaurant closures. The decrease in comparable restaurant sales resulted from a 2.7% decrease in comparable restaurant transactions, partially offset by a 2.6% increase in average check. Comparable restaurant sales and transactions were negatively impacted by sales cannibalization from new restaurants on existing restaurants by approximately 0.7%. The increase in average check was primarily driven by menu price increases that positively impacted restaurant sales by 2.9%.

Taco Cabana restaurant sales decreased 5.7% to $70.7 million in the fourth quarter of 2017 compared to the prior year period due primarily to a comparable restaurant sales decrease of 7.4%. The decrease in comparable restaurant sales resulted from a 12.2% decrease in comparable restaurant transactions which were negatively impacted by the reduction in overnight operating hours, partially offset by a 4.8% increase in average check. The increase in average check was primarily driven by menu price increases that positively impacted restaurant sales by 3.2% and positive sales mix associated with higher priced promotions and lower discounts.

2017 Change in Tax Law and 2018 Estimated Effective Tax Rate

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”), which includes a provision that reduces the federal corporate income tax rate from 35.0% to 21.0% effective January 1, 2018, was signed into law. In accordance with generally accepted accounting principles, the enactment of this new tax legislation required us to revalue our net deferred income tax assets at the new corporate statutory rate of 21.0% as of the enactment date, which resulted in a one-time adjustment to our deferred income taxes of $9.0 million with a corresponding non-cash increase to the provision for income taxes as a discrete item during the fourth quarter of 2017. The change in the corporate tax rate reduced the nominal value of our deferred tax assets, but it did not reduce the future tax deductions they represent.

The Company estimates an effective tax rate in 2018 of 23% to 25%.

Full Year 2017 Financial Summary

Total revenues decreased 6.0% in 2017 to $669.1 million from $711.8 million in 2016, driven primarily by a decrease in comparable restaurant sales partially attributable to Hurricanes Harvey and Irma (the “Hurricanes”), permanent restaurant closures in the fourth quarter of 2016 and in 2017, reduced promotional discounts and our planned reduction in advertising while we implemented initiatives related to the Strategic Renewal Plan (the “Plan”).

The Company recognized a net loss of $(36.2) million in 2017, or $(1.35) per diluted share, compared to net income of $16.7 million, or $0.62 per diluted share in 2016, due primarily to impairment and other lease charges, the net impact of lower comparable restaurant sales and the effect of the Act. The increase in net loss is also due to higher incentive based compensation costs related to new executives and retention incentive plans and investments in enhanced food quality, hospitality and restaurant facilities associated with the Plan, partially offset by the impact of closing unprofitable restaurants and lower pre-opening costs.

Consolidated Adjusted EBITDA decreased $29.1 million in 2017 to $67.4 million compared to $96.6 million in 2016 (see non-GAAP reconciliation table below).

Hurricanes

We estimate the Hurricanes negatively impacted Adjusted EBITDA and income (loss) from operations by approximately $2.5 million to $3.5 million for Pollo Tropical, net of $0.7 million in estimated insurance recoveries, and approximately $0.5 million to $1.5 million for Taco Cabana, net of $0.2 million in estimated insurance recoveries, and negatively impacted comparable restaurant sales and transactions by approximately 1.0% to 2.0% for Pollo Tropical and approximately 0.5% to 1.0% for Taco Cabana for the twelve months ended December 31, 2017. We will record additional expected insurance proceeds related to hurricane affected restaurants in future periods when additional information is available or, for business interruption coverage for lost profit, at the time of final settlement.

Restaurant Portfolio

During the fourth quarter of 2017, Fiesta opened one Company-owned Pollo Tropical restaurant in Florida. The Company closed four Company-owned underperforming Pollo Tropical restaurants in the Atlanta metropolitan area, completing its restaurant portfolio analysis as part of the Plan. The Company also closed two Company-owned Taco Cabana restaurants including one location in the Houston metropolitan area that did not reopen after it closed due to Hurricane Harvey and one restaurant that was nearing lease expiration.

As of December 31, 2017, there were 146 Company-owned Pollo Tropical restaurants, 166 Company-owned Taco Cabana restaurants, 31 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Guyana, Panama and Venezuela and seven franchised Taco Cabana restaurants in the U.S.

Investor Conference Call Today

Fiesta will host a conference call at 4:30 p.m. ET today.

The conference call can be accessed live over the phone by dialing 201-689-8562. A replay will be available after the call until Monday, March 5, 2018, and can be accessed by dialing 412-317-6671. The passcode is 13675901. The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service, ethnic restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates,"

"plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2017 AND JANUARY 1, 2017
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	Three months ended (a)		Twelve months ended (a)
	December 31, 2017	January 1, 2017	December 31, 2017	January 1, 2017

Revenues:
Restaurant sales	$161,502	$170,590	$666,584	$708,956
Franchise royalty revenues and fees	708	715	2,548	2,814
Total revenues	162,210	171,305	669,132	711,770
Costs and expenses:
Cost of sales	52,061	51,226	202,888	214,609
Restaurant wages and related expenses (b)	45,692	45,769	184,742	185,305
Restaurant rent expense	9,055	9,971	36,936	37,493
Other restaurant operating expenses	25,367	24,091	98,927	96,457
Advertising expense	8,375	5,293	26,091	26,800
General and administrative expenses (b)(c)	12,931	13,463	60,144	56,084
Depreciation and amortization	8,692	10,302	34,957	36,776
Pre-opening costs	240	804	2,118	5,511
Impairment and other lease charges (d)	2,679	7,037	61,760	25,644
Other expense (income), net (e)	420	110	1,679	(128)
Total operating expenses	165,512	168,066	710,242	684,551
Income (loss) from operations	(3,302)	3,239	(41,110)	27,219
Interest expense	967	536	2,877	2,171
Income (loss) before income taxes	(4,269)	2,703	(43,987)	25,048
Provision for (benefit from) income taxes (f)	6,486	271	(7,755)	8,336
Net income (loss)	$(10,755)	$2,432	$(36,232)	$16,712
Basic net income (loss) per share	$(0.40)	$0.09	$(1.35)	$0.62
Diluted net income (loss) per share	$(0.40)	$0.09	$(1.35)	$0.62
Basic weighted average common shares outstanding	26,851,049	26,752,695	26,821,471	26,682,227
Diluted weighted average common shares outstanding	26,851,049	26,761,450	26,821,471	26,689,179

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve month periods ended December 31, 2017 and January 1, 2017 each included 13 and 52 weeks, respectively.

(b) Restaurant wages and related expenses include stock-based compensation of $8 and $31 for the three months ended December 31, 2017 and January 1, 2017, respectively, and $52 and $142 for the twelve months ended December 31, 2017 and January 1, 2017, respectively. General and administrative expenses include stock-based compensation expense of $770 and $618 for the three months ended December 31, 2017 and January 1, 2017, respectively, and $3,493 and $3,141 for the twelve months ended December 31, 2017 and January 1, 2017, respectively.

(c) See notes (e) through (j) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information".

(d) See note (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information".

(e) See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information".

(f) See note (a) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information".

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	December 31, 2017	January 1, 2017

Assets
Cash	$3,599	$4,196
Other current assets	37,449	22,746
Property and equipment, net	234,561	270,920
Goodwill	123,484	123,484
Deferred income taxes	17,232	14,377
Other assets	6,988	5,842
Total assets	$423,313	$441,565

Liabilities and Stockholders' Equity
Current liabilities	$59,844	$46,769
Long-term debt, net of current portion	76,425	71,423
Deferred income sale-leaseback of real estate	23,466	27,165
Other liabilities	32,062	32,033
Total liabilities	191,797	177,390
Stockholders' equity	231,516	264,175
Total liabilities and stockholders' equity	$423,313	$441,565

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	December 31, 2017	January 1, 2017	December 31, 2017	January 1, 2017
Segment revenues:
Pollo Tropical	$91,271	$96,101	$374,115	$401,798
Taco Cabana	70,939	75,204	295,017	309,972
Total revenues	$162,210	$171,305	$669,132	$711,770

Change in comparable restaurant sales (a):
Pollo Tropical	(0.1)%	(4.0)%	(6.5)%	(1.6)%
Taco Cabana	(7.4)%	(3.5)%	(7.3)%	(2.5)%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$650	$602	$2,498	$2,652
New restaurants (c)	390	357	1,609	1,599
Total company-owned (d)	612	536	2,331	2,354
Taco Cabana
Comparable restaurants (b)	$428	$455	$1,763	$1,891
New restaurants (c)	366	504	1,710	2,020
Total company-owned (d)	424	456	1,760	1,894

Income (loss) before income taxes:
Pollo Tropical	$1,583	$404	$(37,831)	$4,639
Taco Cabana	(5,852)	2,299	(6,156)	21,231

Adjusted EBITDA:
Pollo Tropical	$9,680	$14,454	$50,937	$58,286
Taco Cabana	(744)	7,751	16,508	38,281

Restaurant-Level Adjusted EBITDA (e):
Pollo Tropical	$16,029	$21,448	$78,371	$90,294
Taco Cabana	4,931	12,823	39,091	58,140
(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer.
(b) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(c) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(d) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(e) Restaurant-Level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-Level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information".

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three months ended		Twelve months ended
	December 31, 2017	January 1, 2017	December 31, 2017	January 1, 2017

Company-owned restaurant openings:
Pollo Tropical	1	6	9	32
Taco Cabana	—	2	6	4
Total new restaurant openings	1	8	15	36

Company-owned restaurant closings:
Pollo Tropical	(4)	(10)	(40)	(10)
Taco Cabana	(2)	—	(6)	—
Net change in restaurants	(5)	(2)	(31)	26

Number of Company-owned restaurants:
Pollo Tropical	146	177	146	177
Taco Cabana	166	166	166	166
Total Company-owned restaurants	312	343	312	343

Number of franchised restaurants:
Pollo Tropical	31	35	31	35
Taco Cabana	7	7	7	7
Total franchised restaurants	38	42	38	42

Total number of restaurants:
Pollo Tropical	177	212	177	212
Taco Cabana	173	173	173	173
Total restaurants	350	385	350	385

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three months ended
	December 31, 2017		January 1, 2017
		(a)		(a)
Pollo Tropical:
Restaurant sales	$90,756		$95,598
Cost of sales	30,063	33.1%	30,104	31.5%
Restaurant wages and related expenses	21,642	23.8%	22,699	23.7%
Restaurant rent expense	4,447	4.9%	5,470	5.7%
Other restaurant operating expenses	13,495	14.9%	13,544	14.2%
Advertising expense	5,081	5.6%	2,346	2.5%
Depreciation and amortization	5,053	5.6%	6,544	6.8%
Pre-opening costs	154	0.2%	472	0.5%
Impairment and other lease charges	1,611	1.8%	6,029	6.3%

Taco Cabana:
Restaurant sales	$70,746		$74,992
Cost of sales	21,998	31.1%	21,122	28.2%
Restaurant wages and related expenses	24,050	34.0%	23,070	30.8%
Restaurant rent expense	4,608	6.5%	4,501	6.0%
Other restaurant operating expenses	11,872	16.8%	10,547	14.1%
Advertising expense	3,294	4.7%	2,947	3.9%
Depreciation and amortization	3,639	5.1%	3,758	5.0%
Pre-opening costs	86	0.1%	332	0.4%
Impairment and other lease charges	1,068	1.5%	1,008	1.3%

	Twelve months ended
	December 31, 2017		January 1, 2017
		(a)		(a)
Pollo Tropical:
Restaurant sales	$372,328		$399,736
Cost of sales	117,493	31.6%	126,539	31.7%
Restaurant wages and related expenses	88,587	23.8%	93,958	23.5%
Restaurant rent expense	18,949	5.1%	19,998	5.0%
Other restaurant operating expenses	52,848	14.2%	54,198	13.6%
Advertising expense	16,397	4.4%	14,819	3.7%
Depreciation and amortization	21,758	5.8%	23,587	5.9%
Pre-opening costs	1,167	0.3%	4,837	1.2%
Impairment and other lease charges	57,947	15.6%	24,419	6.1%

Taco Cabana:
Restaurant sales	$294,256		$309,220
Cost of sales	85,395	29.0%	88,070	28.5%
Restaurant wages and related expenses	96,155	32.7%	91,347	29.5%
Restaurant rent expense	17,987	6.1%	17,495	5.7%
Other restaurant operating expenses	46,079	15.7%	42,259	13.7%
Advertising expense	9,694	3.3%	11,981	3.9%
Depreciation and amortization	13,199	4.5%	13,189	4.3%
Pre-opening costs	951	0.3%	674	0.2%
Impairment and other lease charges	3,813	1.3%	1,225	0.4%
(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Prior to the second quarter of 2017, Adjusted EBITDA was defined as earnings before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, and other expense (income), net. In 2017, our board of directors appointed a new Chief Executive Officer who initiated the Plan and uses an Adjusted EBITDA measure for the purpose of assessing performance and allocating resources to segments. The new Adjusted EBITDA measure used by the chief operating decision maker includes adjustments for significant items that management believes are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Beginning in the second quarter of 2017, the primary measure of segment profit or loss used by the chief operating decision maker to assess performance and allocate resources is Adjusted EBITDA, which is now defined as earnings attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-Level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-Level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-Level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Taco Cabana	Other	Consolidated
December 31, 2017:
Net income (loss)				$(10,755)
Provision for (benefit from) income taxes				6,486
Income (loss) before taxes	$1,583	$(5,852)	$—	$(4,269)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,053	3,639	—	8,692
Impairment and other lease charges	1,611	1,068	—	2,679
Interest expense	475	492	—	967
Other expense (income), net	754	(334)	—	420
Stock-based compensation expense in restaurant wages	—	8	—	8
Total Non-general and administrative expense adjustments	7,893	4,873	—	12,766
General and administrative expense adjustments:
Stock-based compensation expense	441	329	—	770
Board and shareholder matter costs	(398)	(301)	—	(699)
Write-off of site development costs	49	—	—	49
Plan restructuring costs and retention bonuses	112	207	—	319
Total General and administrative expense adjustments	204	235	—	439
Adjusted EBITDA:	$9,680	$(744)	$—	$8,936
Restaurant-Level Adjustments:
Add: Pre-opening costs	154	86	—	240
Add: Other general and administrative expense(1)	6,710	5,782	—	12,492
Less: Franchise royalty revenue and fees	515	193	—	708
Restaurant-Level Adjusted EBITDA:	$16,029	$4,931	$—	$20,960

January 1, 2017:
Net income				$2,432
Provision for income taxes				271
Income before taxes	$404	$2,299	$—	$2,703
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	6,544	3,758	—	10,302
Impairment and other lease charges	6,029	1,008	—	7,037
Interest expense	222	314	—	536
Other expense (income), net	110	—	—	110
Stock-based compensation expense in restaurant wages	13	18	—	31
Total Non-general and administrative expense adjustments	12,918	5,098	—	18,016
General and administrative expense adjustments:
Stock-based compensation expense	385	233	—	618
Board and shareholder matter costs	313	237	—	550
Write-off of site development costs	342	39	—	381
Plan restructuring costs and retention bonuses	45	41	—	86
Legal settlements and related costs	47	(196)	—	(149)
Total General and administrative expense adjustments	1,132	354	—	1,486
Adjusted EBITDA:	$14,454	$7,751	$—	$22,205
Restaurant-Level Adjustments:
Add: Pre-opening costs	472	332	—	804
Add: Other general and administrative expense(1)	7,025	4,952	—	11,977
Less: Franchise royalty revenue and fees	503	212	—	715
Restaurant-Level Adjusted EBITDA:	$21,448	$12,823	$—	$34,271

Twelve Months Ended	Pollo Tropical	Taco Cabana	Other	Consolidated
December 31, 2017:
Net income (loss)				$(36,232)
Provision for (benefit from) income taxes				(7,755)
Income (loss) before taxes	$(37,831)	$(6,156)	$—	$(43,987)
Add
Non-general and administrative expense adjustments
Depreciation and amortization	21,758	13,199	—	34,957
Impairment and other lease charges	57,947	3,813	—	61,760
Interest expense	1,348	1,529	—	2,877
Other expense (income), net	2,208	(529)	—	1,679
Stock-based compensation expense in restaurant wages	(4)	56	—	52
Unused pre-production costs in advertising expense	322	88	—	410
Total Non-general and administrative expense adjustments	83,579	18,156	—	101,735
General and administrative expense adjustments
Stock-based compensation expense	1,983	1,510	—	3,493
Terminated capital project	484	365	—	849
Board and shareholder matter costs	1,738	1,311	—	3,049
Write-off of site development costs	219	292	—	511
Plan restructuring costs and retention bonuses	1,390	1,030	—	2,420
Office restructuring and relocation costs	(152)	—		(152)
Legal settlements and related costs	(473)		—	(473)
Total General and administrative expense adjustments	5,189	4,508	—	9,697
Adjusted EBITDA	$50,937	$16,508	$—	$67,445
Restaurant-Level Adjustments:
Add: Pre-opening costs	1,167	951	—	2,118
Add: Other general and administrative expense(1)	28,054	22,393	—	50,447
Less: Franchise royalty revenue and fees	1,787	761	—	2,548
Restaurant-Level Adjusted EBITDA:	$78,371	$39,091	$—	$117,462

January 1, 2017:
Net income				$16,712
Provision for income taxes				8,336
Income (loss) before taxes	$4,639	$21,231	$(822)	$25,048
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	23,587	13,189	—	36,776
Impairment and other lease charges	24,419	1,225	—	25,644
Interest expense	930	1,241	—	2,171
Other expense (income), net	98	(226)	—	(128)
Stock-based compensation expense in restaurant wages	69	73	—	142
Total Non-general and administrative expense adjustments	49,103	15,502	—	64,605
General and administrative expense adjustments:
Stock-based compensation expense	1,793	1,348	—	3,141
Board and shareholder matter costs	432	326	822	1,580
Write-off of site development costs	1,138	120	—	1,258
Plan restructuring costs and retention bonuses	45	41	—	86
Office restructuring and relocation costs	539	—	—	539
Legal settlements and related costs	597	(287)	—	310
Total General and administrative expense adjustments	4,544	1,548	822	6,914
Adjusted EBITDA:	$58,286	$38,281	$—	$96,567
Restaurant-Level Adjustments:
Add: Pre-opening costs	4,837	674	—	5,511
Add: Other general and administrative expense(1)	29,233	19,937	—	49,170
Less: Franchise royalty revenue and fees	2,062	752	—	2,814
Restaurant-Level Adjusted EBITDA:	$90,294	$58,140	$—	$148,434
(1) Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before a one-time income tax provision adjustment due to the enactment of the Tax Cuts and Jobs Act (the "Act"), impairment and other lease charges, other expense (income), net, unused pre-production costs in advertising expense, terminated capital project costs, board and shareholder matter costs, write-off of site development costs, Plan restructuring costs and retention bonuses, office restructuring and relocation costs, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)
	Three months ended
	December 31, 2017				January 1, 2017
	Income (Loss) Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income	Diluted EPS
Reported - GAAP	$(4,269)	$6,486	$(10,755)	$(0.40)	$2,703	$271	$2,432	$0.09
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to federal rate change (a)	—	(8,952)	8,952	0.33	—	—	—	—
Impairment and other lease charges (b)	2,679	1,015	1,664	0.06	7,037	2,656	4,381	0.16
Other expense (income), net (c)	420	159	261	0.01	110	42	68	—
Total Non-general and administrative expense	3,099	(7,778)	10,877	0.40	7,147	2,698	4,449	0.17
General and administrative expense adjustments:
Board and shareholder matter costs (f)	(699)	(265)	(434)	(0.02)	550	208	342	0.01
Write-off of site development costs (g)	49	19	30	—	381	144	237	0.01
Plan restructuring costs and retention bonuses (h)	319	121	198	0.01	86	32	54	—
Legal settlements and related costs (j)	—	—	—	—	(149)	(56)	(93)	—
Total General and administrative expense	(331)	(125)	(206)	(0.01)	868	328	540	0.02
Adjusted - Non-GAAP	$(1,501)	$(1,417)	$(84)	$—	$10,718	$3,297	$7,421	$0.28

	(unaudited)
	Twelve months ended
	December 31, 2017				January 1, 2017
	Income (Loss) Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income	Diluted EPS
Reported - GAAP	$(43,987)	$(7,755)	$(36,232)	$(1.35)	$25,048	$8,336	$16,712	$0.62
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to federal rate change (a)	—	(8,952)	8,952	0.33	—	—	—	—
Impairment and other lease charges (b)	61,760	23,407	38,353	1.42	25,644	9,681	15,963	0.59
Other expense (income), net (c)	1,679	636	1,043	0.04	(128)	(48)	(80)	—
Unused pre-production costs in advertising expense (d)	410	155	255	0.01	—	—	—	—
Total Non-general and administrative expense	63,849	15,246	48,603	1.80	25,516	9,633	15,883	0.59
General and administrative expense adjustments:
Terminated capital project (e)	849	322	527	0.02	—	—	—	—
Board and shareholder matter costs (f)	3,049	1,156	1,893	0.07	1,580	596	984	0.04
Write-off of site development costs (g)	511	194	317	0.01	1,258	475	783	0.03
Plan restructuring costs and retention bonuses (h)	2,420	917	1,503	0.06	86	32	54	—
Office restructuring and relocation costs (i)	(152)	(58)	(94)	—	539	203	336	0.01
Legal settlements and related costs (j)	(473)	(179)	(294)	(0.01)	310	117	193	0.01
Total General and administrative expense	6,204	2,352	3,852	0.14	3,773	1,423	2,350	0.09
Adjusted - Non-GAAP	$26,066	$9,843	$16,223	$0.60	$54,337	$19,392	$34,945	$1.30

(a) The provision (benefit) for income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 37.9% and 37.8% for the periods ending December 31, 2017 and January 1, 2017, respectively. On December 22, 2017, the Act, which includes a provision that reduces the federal corporate income tax rate from 35.0% to 21.0% effective January 1, 2018, was signed into law. In accordance with generally accepted accounting principles, the enactment of this new tax legislation required us to revalue our net deferred income tax assets at the new corporate statutory rate of 21.0% as of the enactment date, which resulted in a one-time adjustment that increased our provision for income taxes of $9.0 million as a discrete item during the fourth quarter of 2017. For fiscal years subsequent to 2017, our federal statutory tax rate will be 21%.

(b) Impairment and other lease charges for the three months ended December 31, 2017, primarily include additional impairment charges related to previously impaired restaurants, an impairment charge for an office location that was closed in December 2017, and other lease charges, net of recoveries, related primarily to two Taco Cabana restaurants and an office location that were closed during the fourth quarter of 2017. Impairment and other lease charges for the twelve months ended December 31, 2017, primarily include impairment charges for 40 Pollo Tropical restaurants closed in 2017 (seven of which were initially impaired in 2016), impairment charges for six Taco Cabana restaurants closed in 2017 (four of which were initially impaired in 2016), impairment charges with respect to two Pollo Tropical restaurants and five Taco Cabana restaurants that the Company continues to operate, impairment charges with respect to an office location that was closed in December 2017, and other lease charges, net of recoveries, related to restaurants and an office location closed in 2017 as well as previously closed restaurants.

Impairment and other lease charges for the three and twelve months ended January 1, 2017 primarily include impairment charges for one Pollo Tropical restaurant, which was subsequently closed in 2017, and six Taco Cabana restaurants, three of which were subsequently closed in 2017, plus additional impairment charges related to previously impaired Pollo Tropical and Taco Cabana locations as well as lease charges related to the closure of 10 Pollo Tropical restaurants in the fourth quarter of 2016. Impairment and other lease charges for the twelve months ended January 1, 2017 also include impairment charges related to 16 Pollo Tropical restaurants that were closed in the fourth quarter of 2016 and second quarter of 2017 and one Taco Cabana restaurant, which was subsequently closed in 2017.

(c) Other expense (income), net for the three and twelve months ended December 31, 2017, primarily includes costs for the removal of signs and equipment and equipment transfers and storage related to the closure of restaurants, severance for closed restaurant employees and food donated to charitable organizations, partially offset by additional proceeds received related to two Taco Cabana locations as a result of eminent domain proceedings and additional expected insurance proceeds related to a Taco Cabana restaurant that was temporarily closed due to a fire. Other expense (income), net for the twelve months ended December 31, 2017 also includes estimated insurance recoveries related to a Taco Cabana restaurant closed due to Hurricane Harvey damage, and expected business interruption insurance proceeds related to a Taco Cabana restaurant that was temporarily closed due to a fire. Other expense (income), net for the three and twelve months ended January 1, 2017, includes costs for the removal of signs and equipment related to the closure of 10 Pollo Tropical restaurants in the fourth quarter of 2016, and for the twelve months ended January 1, 2017, includes additional proceeds related to a location that closed in 2015 as a result of an eminent domain proceeding.

(d) Unused pre-production costs for the twelve months ended December 31, 2017, include costs for advertising pre-production that will not be used.

(e) Terminated capital project costs for the twelve months ended December 31, 2017, include costs related to the write-off of a capital project that was terminated in the first quarter.

(f) Board and shareholder matter costs for the three and twelve months ended December 31, 2017, include fees and related insurance recoveries related to shareholder activism and CEO and board member searches. Board and shareholder matter costs for the three and twelve months ended January 1, 2017, primarily include fees related to shareholder activism and the previously proposed and terminated separation transaction.

(g) Write-off of site development costs for the three and twelve months ended December 31, 2017 and January 1, 2017, includes the write-off of site costs related to locations that we decided not to develop.

(h) Plan restructuring costs and retention bonuses for the three and twelve months ended December 31, 2017 and January 1, 2017, include severance related to the Plan and reduction in force and bonuses paid to certain employees for retention purposes.

(i) Office restructuring and relocation costs for the twelve months ended December 31, 2017 and January 1, 2017, include severance and relocation adjustments and costs associated with the prior-year restructuring of Pollo Tropical brand and corporate offices.

(j) Legal settlements and related costs for the twelve months ended December 31, 2017 and three and twelve months ended January 1, 2017, include costs and benefits related to litigation matters.